Exhibit 99.1

CORPORATE PARTICIPANTS
Andrew J. Thomas Craft Brew Alliance, Inc. - CEO
Christine Nicol Perich Craft Brew Alliance, Inc. - Chief Financial & Strategy Officer
J. Scott Mennen Craft Brew Alliance, Inc. - Chief Operating Officer
Edwin A. Smith Craft Brew Alliance, Inc. - Corporate Controller & Principal Accounting Officer
CONFERENCE CALL PARTICIPANTS
Amit Sharma BMO Capital Markets Equity Research - Analyst
Anthony V. Vendetti Maxim Group LLC, Research Division - Executive MD of Research & Senior Healthcare Analyst
Chris Reynolds Neuberger Berman Group LLC - MD & Portfolio Manager
David E. Cohen Midwood Capital Management, LLC - Co-Founder, Managing Member & Portfolio Manager
James Coll Lombard Securities, Inc. - Financial Advisor
Steve Kaasbell RJ & Associates - Financial Advisor
Vivien Nicole Azer Cowen and Company, LLC, Research Division - MD & Senior Research Analyst
PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Craft Brew Alliance Business Update Conference Call. (Operator Instructions) As a reminder, this call is being recorded.

I would now like to introduce your host for today's conference, Mr. Andy Thomas, CEO. You may begin.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Thank you, Catherine, and good morning, everyone. Before I ask Ed Smith, our Corporate Controller, to read our safe harbor statement, I'd like to start by thanking you all for being available to join this off-cycle investor call. While it's been less than 2 weeks since announcing that ABI had chosen not to make a qualifying offer for CBA, opting instead, to pay a $20 million incentive payment, management and our independent board members have been working diligently to chart a course for our immediate future. And I'm eager to share some background, some thinking and some next steps with you. But first, onto Ed.

Edwin A. Smith Craft Brew Alliance, Inc. - Corporate Controller & Principal Accounting Officer

Thank you, Andy. As a reminder, this call may contain forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, therefore, actual results may differ materially from those described in any such forward-looking statements. The Risk Factor section and our most recent 10-K lists some of the factors that could cause CBA's actual results to differ materially from the forward-looking statements made on this call. CBA undertakes no obligation to update publicly any forward-looking statements, except as required by law. Andy?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Thanks, Ed. Given the amount of content to cover and the desire to provide an opportunity for Q&A, our prepared remarks today will be limited to less than 20 minutes. I'll kick off by doing 3 things: first, offering some thoughts and reactions on ABI's decision; secondly, offering some important historical context for where we are today and some history behind the constructive, but complicated relationship between the CBA and ABI; and thirdly, sharing our initial thinking on the strategic implications for driving shareholder return. Christine will then spend a few moments discussing the practical implications for our business, both in terms of immediate actions and consequent balance of the year business guidance and I'll then offer some closing thoughts.

While our prepared remarks will be limited to Christine and me, 2 familiar voices from these calls, Scott Mennen, our CEO; and Ken Kunze, our CMO, are both on the call and will be available for the Q&A. As I've stated in our release, on August 23, we were disappointed to learn that ABI would not be making a qualifying offer for the remaining shares of CBA and that they would instead be making a $20 million incentive payment to the company, which they have done. To reiterate, management and our independent directors believe that a qualifying offer would have delivered a deserved return to our shareholders. And while ABI was under no contractual obligation to make an offer, we continue to believe that the manner, in which the companies have worked together within the contractual framework established 3 years ago that an outcome where CBA and its brands became wholly owned by ABI, which is still probable and would have been value-accretive for all parties.

Now with the August 23 deadline behind us, while the relationship between ABI and CBA remains intact, a potential value-creating liquidity event for our shareholders has passed. Accordingly, while we will continue to manage the business to drive improved performance and create value, it is equally incumbent upon CBA leadership to pause and consider what is now our best course of action to ensure that all shareholders have an opportunity to realize value from their investment.

So let me say at the outset that CBA acknowledges and trusts ABI's public expressions of continued support in this complementary, yet complicated partnership, including both their significant minority shareholding and then our robust commercial and brewing agreements. However, management must take stock of what is now our most probable path to unlocking value for all shareholders. As I mentioned in earlier calls, over the prior 3 years, a no-offer scenario was a possibility, for which we had planned. Accordingly, it's been a relatively swift process for management and our independent directors to align on the next steps, which I'll share with all of you towards the end of this call.

But before doing so, I'd like to spend several solid minutes providing some historical basis for our assessment of alternatives, including a somewhat detailed history lesson on the origins and the development of the relationship between ABI and CBA, not to look into rearview mirror, but to provide a solid share context for our actions to date and our intended steps forward.

The history of CBA and ABI actually predates the existence of either of those organizations, as we know them today. It goes back to the 1990s, during a time when Craft Brewers was still called microbrewers, when light beers were continuing on their march to 50% of U.S. market, when the Bud brand ruled and when route-to-market, not consumer trends, was largely the determinant of a beverage business's success. It was a time when the major brewers in the U.S. exerted far more influencing control over their wholesalers, and in turn, far more influence over any brand's route-to-market. It was during that time that Anheuser-Busch signed a distribution deal with pioneering Northwest craft brewer, Redhook, giving Redhook access to AB's powerful wholesaler network in exchange for a distributing fee and a minority ownership position in the company.

Several years later, Anheuser-Bush signed a similar agreement with Redhook's primary Northwest competitor, Widmer Brothers. The following years saw the explosion of micros into craft beers, proliferation of breweries, geographic expansion, and along the way, Redhook became a public company, opened a brewery in New Hampshire and given the parallel evolution of their business systems within the AB fold, Redhook and competitor Widmer Brothers started a commercial joint venture. That business venture was the first CBA, then called Craft Brands Alliance. The CBA of that era functioned largely as AB's exclusive craft partner, even bringing Chicago-based Goose Island into the CBA family, (inaudible) Redhook's New Hampshire brewery and represented in the East by CBA sales personnel. When InBev purchased Anheuser-Busch, the newly formed ABI facilitated the full merger of Widmer Brothers and Redhook into the publicly-traded Redhook vehicle, effectively creating the CBA we know today, amidst the economic recession of 2008, giving ABI an approximately 33% stake in CBA and granting ABI the governance rights and board representations that it still has today.

Three years later, in 2011, ironically enough, ABI purchased CBA's stake in Goose Island, giving birth to what today has become ABI's owned craft beer division, now called The Brewers Collective. So following Kona's merger into CBA, in 2010, and ABI's acquisition of Goose Island, in 2011, CBA and ABI both found themselves with a new business vision for craft beer, but, in a legacy relationship, largely by default and not by design.

It was in that environment that when this leadership team came together at the end of 2013, in addition to addressing some of core business health issues, one of our top priorities was to reset the relationship with ABI, leading to the enhanced commercial agreements in 2016.

And while I have already acknowledged the disappointed for us in ABI's decision, it's important to understand the distinction between the qualifying offer and the commercial agreements negotiated in 2016. When we negotiated those enhanced agreements in 2016, with some sales contemplated the qualifying offer framework, we believed then and still believe now, that they were win-win for both companies that had the potential to bring about 2 positive outcomes for CBA: firstly, the commercial agreements enabled the transformation and fundamental improvement in CBA's operations; secondly, they put in place guardrails to ensure that there could be a shareholder maximizing liquidity event if ABI then chose to acquire that fundamentally improved company.

As a reminder, without the enhanced agreements from 2016, firstly, CBA faced insecurity and increased costs in getting to market since the legacy master distribution agreement gave CBA no rights with respect to renewal of that agreement, and further, that agreement not only gave ABI the unilateral right to renew CBA's distribution contract, but to also triple the purchase fees from $0.25 to $0.75 a case.

That means without the 2016 agreements, ABI could have unilaterally disrupted CBA's existing route-to-market or continued it with an incremental nearly $5 million annual cost to CBA and its shareholders.

Additionally, CBA had too many smaller, less efficient breweries and lacked access to quality, low cost, scalable brewing capacity for its larger and highest potential SKUs. The agreements in 2016 brought access to 300,000 barrels of capacity and a $10 a barrel of cost savings, while enabling the brewery footprint rationalization for CBA. This led to the divestiture of the legacy Redhook Brewery in Woodinville, Washington. The contract brewing agreement negotiated in 2016 was instrumental and enabling management to grow CBA's gross margin by nearly 900 basis points in the last 3 years.

Lastly, while CBA was experiencing strong international growth through its independent export partner, Craft Can Travel, a number of lucrative larger markets had barriers to entry that made a cost prohibitive for an independent entity to penetrate. The international distribution agreement in 2016 provided a path to enter many of those markets.

So now as we look forward, understanding that context helps explain why we have always maintained that ABI's shareholder interest have been well aligned with all CBA's shareholder interest and helps explain the origin of some notable aspects of our agreements. Armed with that understanding of how both companies arrived where we are, we, as CBA, strongly believe that we must now begin exploration of all alternatives, strategic and operational. And in that process, we've already had and are still in dialogue with ABI to understand their posture and intent for the future.

Given that the future begins with tomorrow, let's pivot to Christine, for some thoughts on the balance of the year in immediate implications before closing with our prospective moving forward. Christine?

Christine Nicol Perich Craft Brew Alliance, Inc. - Chief Financial & Strategy Officer

Thank you, Andy, and good morning, everyone. My brief comments today will be focused on guidance for the remainder of the year and a few business updates.

We are maintaining our full year guidance with the exception of shipments and depletions. While shipments for our Kona brands were up 10% in the first half of this year, we experienced significant retailer out-of-stocks in key markets that negatively impacted depletions and float shipment momentum. We've been actively focused on addressing out-of-stocks with positive results. However, barrels lost during that critical selling period cannot be recouped. Additionally, we planned on 33,000 barrels of contract brewing shipments, only half of which will materialize this year in comparison to 28,000 barrels shipped in 2018.

Those 2 specific impacts, coupled with increasing pressure on the beer category, have led us to update our guidance for depletions and shipments to a range of flat to an increase of 3%. We will be maintaining the rest of guidance as follows: average price increase of 1% to 2%; gross margin rate of 34.5% to 36.5%; SG&A range between $75 million and $79 million, which reflects a $4.7 million onetime expense related to the Kona class action lawsuit settlement; capital expenditures range between $13 million and $17 million; and an effective tax rate of 25%.

Moving onto a few key business updates. First, I can confirm we are in receipt of the $20 million, as of Friday, August 23 for the international distribution rates per our agreement with ABI. As Andy stated, we are reviewing our alternatives and that cash payment will be an important component of our strategic plan, as we move forward. We'll continue to work closely with Bank of America, and we are within our debt covenant requirements.

Second, we're just over 4 weeks left open in our Kona class action settlement claims period, claims continue to be in line with our expectations, and we believe our accrual is sufficient.

In closing, I want to reiterate that we continue to work our 2019 plans to expand value through maximizing Kona's growth opportunities domestically and internationally, leveraging consumer insights to continue to innovate ahead of industry trends, capitalizing on niche brands and target markets and maintaining a focus on core business health. And with that, I'll turn it back to you, Andy.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Thanks, Christine. So with our disappointment in check, with $20 million in the bank, and with security of our key commercial agreements with ABI, we now look ahead. CBA today has a number of valuable building blocks, with which, we can construct our future. We are healthier up and down the P&L, with fundamentally improved business dynamics, highlighted by 40% plus beer gross margins and core beer revenue per barrel over $265.

We have a strong balance sheet, now bolstered by $20 million from ABI. We have a portfolio that has now highlighted by superstars like Kona, which continues to distinguish itself with strong concentrated profitable growth. With emerging scalable opportunities for brands, like, La Rubia, Ultimate Light and Omission seltzers, with a host of consumer-centric innovations flowing from the pH Experiment and with a formidable stable and strong local craft brands, like, AMB, Cisco and Wynwood, we have a concentrated, yet diversified base of key home market geographies. Our brands make a significant contribution to our wholesalers' gross profit pool representing over $50 million in wholesaler gross profit nationally. We have an established and growing position in select international markets. We have a brewing footprint that is scalable in more resilient capacity fluctuations. We have a strong talent base throughout the organization across key disciplines and levels of leadership. We have proven our ability to find business synergies in our roll up of national and regional brands. And, unlike our position in 2016, we now have the security of our existing commercial agreements with ABI, both in distribution and brewing.

Indeed, these building blocks provide CBA the basis for unlocking our value in the future, be that in continuing to bring them together holistically, to drive faster and more profitable growth, or understanding how different combinations of these blocks could unlock more immediate value.

As Christine detailed, ABI's decision does not impact our media operational strategies to continue driving margin-accretive growth, however, now in parallel, we have begun working with our independent board members, bankers and external advisers, to assess our building blocks, actively explore a number of alternatives, strategic and otherwise, and continue our dialogue with ABI to understand their posture and intent for the future.

Given the sensitive nature of many of these ongoing discussions, it would not be prudent to elaborate further at this time, but we'll remain consistent with our tradition of proactive communication, as this situation develops.

In the days following ABI's decision, while the industry narrative has run the gamut between business school case study and Hollywood script, management remains grounded on the fact that this is neither, it is real life.

Our decisions in the coming weeks will impact the hard-earned dollars invested by our shareholders, the return on those dollars and, moreover, the lives of many people, not the least of which are our employees. You can be assured that management is committed to continue working diligently to make the most appropriate decisions going forward for all of our stockholders. In keeping with our tradition of open and proactive communication, we look forward to updating you on our progress, both operationally and strategically, in the weeks ahead. And before we turn the call over to Q&A, on behalf of the entire leadership team here at CBA, I want to reiterate our sincere appreciation to each of you who have followed and supported and played a role in our evolutions over the past several years. And with that, I'll open it up for questions. Catherine?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from Vivian Azer with Cowen.

Vivien Nicole Azer Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

So I appreciate the commentary on the challenges in the beer market, overall, and the competitive pressure that you're seeing from FMBs and hard seltzer, specifically, as it relates to contributing to the negative revision to your depletions guidance, but -- as well as the Kona out-of-stocks, which we were aware of, on your 2Q earnings call. What was new, I think, is the contract brewing issue. So Christine or Andy, can you just expand on that like what was the issue specifically? Is there any recourse?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Yes. So I'll pass it over to Christine, maybe, for a little bit of detail. But I think we referenced the contract brewing, I think, in Q2. We can give as much clarity to it in terms of the significance of the 33,000 barrels, so that's something new in this call. The nature of it is, our contact partners are known. I don't want to comment on them on the call. Their names have been mentioned a lot. I think, for us, we are in a situation where we brew based on their demand, and we brew based on their expectations. And similarly, it's probably not a surprise that, in some cases, a lot of folks thought they might do something this year that didn't happen and that, kind of, goes for the contract brewing volumes too, Vivien. We're really not in control nor do we have a lot of recourse for that volume. Contact volume has always been something that we haven't embraced with 2 arms, but have rather been relatively opportunistic about. And when we thought -- for this year, we've put the 33,000 barrels in relative to the 28,000 last year, we felt it was appropriate given what everybody was expecting for the market and as it turns out, it just wasn't and, I don't know, Christine, if you want to offer anything in addition?

Christine Nicol Perich Craft Brew Alliance, Inc. - Chief Financial & Strategy Officer

No, I think that covers it pretty well. I mean, we have mentioned in previous calls, but I think, we didn't really comment on the total impact through the year until today.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

It's one the questions that, I think, some folks would have, we contemplated was, "Hey, what are you telling us today that you didn't -- you couldn't have told us during the Q2 call with guidance." And as you said, the out-of-stocks we talked about a lot. We've gotten our hands around that pretty well, contract brewing giving a little bit more clarity too. But those were somethings that we really weren't sure of until we had the assessment post August 23 of what might happen with some of those contract barrels and what might happen with some of our ability to accelerate some of the really good things in the hopper. We're really happy with what we're seeing in the initial days on some of the pH stuff like Pacer, with the Omission seltzer selling and some of the early groundwork being laid for La Rubia launches around the country. So all of that, I would say, is still pretty good. But to Christine's point, we can't make up for the last time, and we can't make up for those contract barrels, both of which are pretty significant drives.

Vivien Nicole Azer Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Absolutely. That's helpful. Andy, I also really do appreciate your acknowledgment of the competitive pressure that FMBs may be having on the beer segment. I don't think that many of your competitors have been quite as transparent in acknowledging that. But, kind of, with that in mind, can you offer any insights on, like, where you think, kind of, the direct pressure is being felt? Is it by beer style? Is it by beer price point? Can we narrow that down a little bit?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

It's a great question, Vivien. I think, it's interesting and true to my, kind of, background of being, kind of, frank. It's interesting to me when people try to say beer is up and it's all because of FMBs and all because of seltzers, and that's the case. We can cut it in the way we want, but if you look at the traditional beer market right now, it is not doing well. If you look at the expanded malt category, if that's what you want to call it, as -- nonconsumer facing, as that might be, that's where you start to see the buoyancy in the market, as created by the seltzers and the FMBs.

So to your direct question, I think, depending on how you define the industry, you have a different outlook right now. If you're a wholesaler and you really don't mind whether or not there's hops in the malt beverage that you're selling or if it's sugar-based from anti-beverage that you're selling, life might be pretty good right now. And I think that's where you get a lot of the cloudiness right now on what's happening in the market. So that -- all that said, to answer your question specifically, right now, it doesn't necessarily seem to be very price-driven in terms of where the impact is. It seems to be very occasion-driven, and it seems to be very need-state driven. The intersection of occasions and need states, we've talked about a lot in the past. And I also think it tends to be very brand-driven right now.

So that's one of the interesting things, as we assess moving forward. If you look at seltzers, to name a few of the usual suspects, White Claw is almost becoming, like, Kleenex, kind of, a name that defines the category. And truly is doing really well and AB has gone through their branding and rebranding, as SpikedSeltzer and Bon & Viv. But the social media right now just stroll through it and you see that Summer of White Claw or -- all the jokes about no claws when you're -- laws when you're drinking claws and there's a social phenomenon happening there as well, Vivien.

So all that said, we think, seltzers are real. We think, they are less price-sensitive than maybe anybody would know right now, but that's an initial thing. We think the brand behind the seltzer is almost as important as what's in the seltzer itself, and we don't think it's going to go away. It will stay in fever pitch, who knows. But we are not jumping on the bandwagon, because of a fad. We really think the long-term consumer trends, as evidenced in non-alch, really point to seltzers having a place in the beverage market moving forward regardless of whether we call them beer or not.

Operator

And our next question comes from Amit Sharma with BMO Capital Markets.

Amit Sharma BMO Capital Markets Equity Research - Analyst

I appreciate your inability to talk much about the ABI, but just a couple of clarifications there. Can you just remind us how many -- like, what's the Board representation that they have? Any changes with this decision to not to go forward with the buyout?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Yes. Pretty straightforward. So we have 8 Board members, 6 are independent, 2 are ABI designatees. And we also have a special committee of independent directors, who are basically handling the matter now post August 23 and we handled that up till then. There's no change contemplated right now, Amit, based on the contractual obligations that we have with each other in that Board representation. And as I said, there's a lot of things that are on the table right now that really wouldn't be appropriate for me to talk about, because, I think, as you can well appreciate, every word weighs heavily. So I'm not insinuating that we're talking about Board representation, and I'm not insinuating that we're not talking about Board representation. Just trying to make everybody realize we feel good about what got us here. We're disappointed that there wasn't an offer forthcoming and when I say everything is on the table, everything is on the table, and we're talking about what we think is the most appropriate thing to move forward with, but no change right now in ABI's Board representation.

Amit Sharma BMO Capital Markets Equity Research - Analyst

And do they have special rights in terms of their ability to influence a deal going forward? Or if you wanted to enter into agreement? Do they have special rights? Or do they?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Amit, that's one of the reasons other than the, kind of, story value of the history lesson on ABI and CBA. One of the things I wanted to ensure was everybody understands, kind of, how the relationships evolved. So to directly answer your question, if you go back to that history lesson, in that narrative, in the recapitalization agreement, where CBA was formed in 2008, when AB took their 33% stake and got the Board representation, they also secured some consent rights with respect to sale of some assets or sale of some of our IP. That's a matter of public record, which you can find in the recap agreement. And those rights survived today. They've survived since 2008. They weren't amended back in '16 when we struck the commercial agreements.

So those are some of the things that we're currently talking to them about. And it was important I felt for everybody on this call to understand, we're carrying with us a pretty complicated, intertwined relationship that dates back to the '90s. And depending on what agreement was struck when, we're, kind of, going back to agreements struck in a very different time with very different people sitting around the table, with a very different objective for the future. And that's why, as I said, we have open dialogue with ABI. They've been constructive in the past. We trust their public statements and want them to continue to be constructive in the future. But all of those agreements are there for us to deal with right now and that's management's obligation to do.

Amit Sharma BMO Capital Markets Equity Research - Analyst

Got it. And only reason for these questions is, I mean, obviously, for you and brew shareholders, it's much more urgent from a timing perspective and may not quite before ABI. Any sense from your early interactions with them, are they focused on it? Or does the (inaudible) that this could drag on for a longer period of time?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Amit, I appreciate your mastery of understatement in terms of sense of urgency. So I would tell you that I can't assess what ABI's global priorities are. I have said before, the interesting thing about CBA in so many ways, there are so many unicorn aspects of the relationship. One is, we're not as small as the small craft brewer that might be a small deal under HSR thresholds and that doesn't get a lot of attention. And we're not big enough to be the SAB level deal. So we, kind of, end up stuck in the middle there. And as such, I think, your question is not only appropriate, but it's timely. We've been fortunate. We have a good relationship with ABI still. So we have been -- we have found them to be responsive. As I said, it would be easier to demonize ABI right now. It certainly would be easy to, kind of, go to the end of the spectrum of the Hollywood script and try to come up with a lot of conspiracy theories and come up with different angles.

But I'm mindful on behalf of all of you on this call that we have to walk that fine line and it's a relatively nuance situation. So is ABI being as responsive as I'd like them to be? I'd love to have come to you on this call and been able to be more definitive with you on everything. But that said, I can represent to all of you that ABI has had a constructive posture towards CBA. Their public statements, as I said, I trust them, we acknowledge them. We play an important role in their wholesaler network, as I talked about in our building blocks. Keep in mind that $50 million in the gross profit, generated by wholesalers, is generated by CBA brands. And that's both the point of leverage for us, but also a point of implore for ABI. So there are many things I can point to. And without speculating on where we fall within ABI's global priorities, I can tell you they have been responsive and they have indicated their intent to be constructed moving forward. Beyond that, I really can't share a lot more.

Amit Sharma BMO Capital Markets Equity Research - Analyst

Got it. Just one for me, Andy. And as we look forward, right, I mean, let's just assume for a second that you continue as a standalone entity the way it is constructed now. M&A is -- let's see, what comes on, where do you think you can move the needle the quickest? And one of the things that we hear from some investors is your G&A structure perhaps was built up a little bit in anticipation of being a bigger sales base. Is that on the radar, as you think about going forward, let's leave aside any corporate structure type events if you just continued as you are, how do you view your current SG&A structure? Is it appropriately sized or are there opportunities to rationalize a little bit more?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

It's a great question, Amit, and I can be pretty definitive about that. On the table, as we play the options and the scenarios, in the go-it-alone scenario, where we remain independent, I think, we would look to accelerate the top line first and foremost. And in the process of doing that, I think, it would be a pretty dramatic restructuring of our G&A. And that's not meant to be a dramatic abstract statement. But if you look at -- I've been pretty public about this in the past. The beer industry structure was built for a different day and age. And as you look at contemporizing that and I've talked about route-to-market and you look at the role wholesalers play and you look at the role that merchandisers play now and you look at the role that brands play and key accounts play, I would tell you it's fair for us to say, I think, our

G&A needs to basically be blown up and, kind of, rebuilt.

Are there rationalization opportunities in that? Of course, there are. I think, for any company -- we're not unique. We like to think we're special sometimes, but we're not unique. And over time, it's inevitable that as you drag a legacy structure with you, you will get blow, because it's a very hard to have a one-in-one-out discipline where you say, "Hey, I need to add this position, but I'm going to eliminate that position."
And so as we look at the standalone option and we look specifically at SG&A, I can represent to you it's one of the things management thinks is a high priority for us to assess and to restructure, all within the context of making sure that we are spending our dollars as efficiently to drive the top line. I mean, if you look at our business dynamics, the volume -- lowering volume guidance is candidly a pain. It is not something we wanted to do. It's not something we intended to, especially when we saw the responsiveness of the Kona brand to that SG&A spend. We felt really good about that. And then inevitably, you end up dealing with the out-of-stock issue and things along those lines. All of this is inextricably linked, though. Because, maybe, going forward, some of our SG&A dollars will need to be relocated to merchandisers to make sure that our spend is actually more efficient.

So I think all of that is something that we're working on real time. As Christine alluded to, we've already started to address some of the out-of-stock issues with some pilot programs in California, and with good response. So we are mindful that if we need to spend in ways to roll out those pilot programs more broadly, we just can't keep adding SG&A.

So all of that to provide some color and some context and some reason for you to believe, SG&A and top line are probably our 2 biggest priorities, as we look at the go-it-alone scenario, both because we think they need to be reshaped and because we think that things that will drive the top line of the future in a margin-accretive way, probably require a different degree and a different level of spend than we've done in the past.

Operator

And our next question comes from Anthony Vendetti with Maxim.

Anthony V. Vendetti Maxim Group LLC, Research Division - Executive MD of Research & Senior Healthcare Analyst

So I just wanted to discuss the guidance. You're maintaining the revenue guidance even with the lower shipments and depletions. I was just wondering is -- does they -- was that, sort of, expected when you provided the guidance? Or is it just make the guidance a little more challenging, but you still feel comfortable with the guidance the way it is?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

So to be clear, Anthony, when we guide on revenue, it's revenue per barrel. So the revenue, the pricing is a per barrel pricing. So overall revenue, while we don't guide to it, if you do the math, if volumes going to go down and revenue per barrel is going to stay within guidance, overall revenue guidance would, kind of, go down, because we guided to price increases there. So what I can tell you is, we think the 0 to 3 range is appropriate. Nothing is a gimme in the market, even with only 4 months to go in the year right now. But we wouldn't be saying that we don't feel good about it. And on the rest of it, I would tell you, we feel good that we can maintain in the other areas. Does it make it harder with volume deleveraging? Hell, yes. But I think it's a real testimonial to just how resilient, kind of, our margins and rates are, and how healthy they are that even with a pretty significant guide down on volume, we're maintaining guidance on the per barrel, which means, we're not just going to discount for the sake of discounting. And on the gross margin even with the volume deleveraging in the breweries, especially, as impacted by the contract brewing piece, we know we still feel good about the gross margin guidance there.

So I think, to answer your question, we are effectively guiding down on revenue, not on a per barrel basis. And it doesn't make the guidance easier to get to, but, I think, it's a testimonial to just how real the gains had been over the last several years that with the volume deleveraging, we can still maintain the rate guidance.

Anthony V. Vendetti Maxim Group LLC, Research Division - Executive MD of Research & Senior Healthcare Analyst

Okay. Andy, I know when we've spoken in the past, you were prepared for this day and you've instituted some plans and I'm sure you're executing on some of them internally, while exploring other strategic options. But now that you have this $20 million in the bank, where specifically should we expect you to put that to use?

Christine Nicol Perich Craft Brew Alliance, Inc. - Chief Financial & Strategy Officer

I think, in the short term, you can expect that's going to stay in cash. At this point, as we are evaluating our strategies and what the best thing to do going forward is, we're going to hold onto that cash.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

I think, Anthony, again, understanding that everybody is going to, kind of, read into everything we say, the building blocks imagery is real to us. So if we take a look at how we've built the CBA of today and we, kind of, disaggregate that into those building blocks and we say, how do we put these blocks back together for tomorrow for a better future, as I said, either holistically the way we, kind of, see it today, all of these things that you were asking about and even, Amit, your question on the G&A, G&A is a building block. SG&A is a building block. $20 million in cash is a building block. Depending on how we choose to construct those and how we choose to look to the future to monetize those, there might be more prudent things to do with that $20 million or it might be a nice building block in and of itself sitting there depending on what our actions are in the coming weeks and months.

So we'll be really open with you, as we move forward. But for right now, I guess, the expression coming to mind is we're keeping our powder dry on the $20 million, as the conversation that we're having with ABI with our advisers and with our bankers, kind of, unfold.

Operator

And we have a question from David Cohen with Midwood.

David E. Cohen Midwood Capital Management, LLC - Co-Founder, Managing Member & Portfolio Manager

I mean, given all this, I don't know, walking on eggshells that you need to do here and the sensitivity. And as you point out, the rate at which anything you say or perhaps you even don't say is interpreted, what do you think investors should be excited about here? This is the -- this is arguably the most -- one of the most challenging situations I've ever seen, been doing this for 15 years, in terms of unlocking value when you have a roughly 1/3 shareholder with the right that they have. And we've had a company for a long time that has not necessarily turn the building blocks of value creation into valuation creation in the public market consistently. And so I'm just sort of struggling here in terms of what is the -- what can come next year to get excited about? I mean, for example, should we think that should you have a constructive and definitive conversation with AB, in which they make some promise about that right, that you would share with that with us? You know what I mean?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Yes. No, David, I think -- look, I agree with you. So understand first and foremost, you guys can all judge whether or not you trust that the agreement is a worth anything but I agree with you, it is a challenging situation. The history lesson was important for everybody to understand. It's a situation that we've all inherited, you guys as shareholders, we as management. And I think for us, the building blocks haven't been able to be put together in a way to extract value in a way because we had restrictions on us, even post '16 until now. Because for us between '16 and August 23 of this year, AB had some rights of what they might do if we tried to do something with those building blocks differently than waiting to see if they wanted to be the ones who acquired all the building blocks.

So if I can answer you as definitively as I can, David, without kind of saying something I shouldn't. what should investors get excited about? Investors should get excited that the buildings blocks we have are still really good blocks. Investors should get excited about the fact that management has demonstrated, whether you agree with the assessment or not, that we are willing to put the blocks together differently. And now with some of the restrictions lifted on kind of dragging some of the blocks with us, that we would have an orientation to maybe get rid of some of the blocks or to change some of the blocks, and that could take the shape of a total restructure of G&A, it could take the shape of divestitures from brands, it could take the shape of a lot of things. As I said, everything's on the table. So the first thing is we still have good blocks, and we've acquired more good blocks. The second thing is, we don't have the restriction of keeping those blocks together in a certain way because we're all waiting for the 23rd to see whether or not a logical acquirer would acquire all those blocks. The third thing is, we've demonstrated -- we've kind of been very explicit about the fact that we're actively engaged in conversations I can't share with you, which means that we're talking about doing something with the blocks that we haven't done in the past. So that's something that, I think, would excite investors. And last, but not least, I think the level of our stock price, I mean, you ask it as much as anybody does to me, David, and everybody else on this call has asked me. I don't know what the overhang has been. You are all investment professionals. I try and I endeavor to be a business professional that makes the best decisions to unlock value. If the market sees that value or not, I can't overly worry about am I doing the right thing. So for my team and I, we look at those 3 things, the blocks we've gotten, the restrictions that are lifted on us and how we play with those blocks in the conversation of what we do with those blocks moving forward. And I say, I am optimistic. I'm confident that we will be able to put them together in a way that unlocks value for everybody. Will that value be immediate? Will it be as immediate as $24.50 offer on August 23? Obviously not because we're sitting here at the beginning of the September without that and with the stock price in the 9s. I know that. My team knows that. My board knows that. We wouldn't be in the discussion that we're in right now if we thought status quo was an acceptable outcome. It is not.
We would not be in the discussions we're in right now if we knew getting on this call you wanted me to definitively make statements that I think are intuitive for me to make right now. But I can tell you, the imprudence is a because everything is on the table right now, not because we think everything is fine.

David E. Cohen Midwood Capital Management, LLC - Co-Founder, Managing Member & Portfolio Manager

Okay. I had one other question, but oh -- so the peripheral, obviously, but given -- and what in terms of the building blocks, we see international being a significant building block in terms of the potential profitability of the company. What is your outlook and here, Anheuser-Busch has invested countless millions of dollars effectively having just paid you $20 million and all the capital -- all the payments that they made previously to get to this point. At what point or what's the timeframe around which there could actually be meaningful contributions to the P&L under the terms of the per barrel revenue that you can achieve or can receive from AB under your international distribution agreement? Could 2020 see anything material in terms of revenue from that and presumably coming at pretty high margin.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Yes. I mean, unequivocally, I'd say yes. 2020 could see the potential for a filing with the contractor with the local production in Brazil in the movement to a royalty structure there at a very profitable margin rate. 2020 would be the year you could expect to see some meaningful material in near-terms return on the international distribution with AB. That said, right now, about 10% of our volume, I guess, is moving -- the Kona volume is moving internationally somewhere in that neighborhood. And if you look at the headwinds created by everything from the China talks to Brexit to everything else, international isn't necessarily a slam-dunk either in the way it was before because of the impact of things ranging from currency or from economic conditions in some markets. So you'll be hearing more about international, I can say that pretty unequivocally. It's one of the building blocks I talked about. It's one of the things that we have said we would have to start to approach differently, post 823 if wasn't a qualifying offer. And that combination will be a one-two punch between what we're currently doing with our independent export partner Craft Can Travel as well as starting to flip Brazil as well as hopefully more markets to a royalty structure that's more profitable for us.

Operator

And our next question comes from Jim Coll with Lombard Securities.

James Coll Lombard Securities, Inc. - Financial Advisor

Andy, thank you so much for the clarity. I know this has been a tough call for you but I really appreciate your forthrightness. I had one question in reference to the strategic alternatives when you say everything is on the table. I know what everything is but could that include the possibility, depending on stock price, of any stock buybacks?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Yes, everything is on the table, Jim. And I appreciate your remarks. I mentioned that up front. You've always been a very forthright supporter and I do appreciate that. I think stock buybacks are something that we always take a look at especially given the stock price. That in and of itself isn't worth -- isn't without complications given the level of the price itself and given kind of some of the conversations we're having now. So I keep using the term nuanced and this is a nuanced situation we're in. So I don't want to do anything that signals, hey, we don't have any other plans. So the best thing for us to do is buyback stock right now. Nor do I want to be buying back stock because we think it's cheap because we know something that's going to happen in the future. So for right now, it's on the table, Jim, but it's one of the things that you will not see us do without basically giving you more information on what we think the goal forward steps are more concretely.

Operator

And our next question comes from Steve Kaasbell with RJ & Associates.

Steve Kaasbell RJ & Associates - Financial Advisor

Thanks for the taking the question. I'd just want to echo Jim's comments as well. I know it's a tough time but I appreciate you guys doing the call and being candid about everything.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Thanks, Steve. Appreciate that.

Steve Kaasbell RJ & Associates - Financial Advisor

Yes. When I look at what the value of Kona is and what you guys have done with it, I mean, it's almost a 500,000-barrel brand now and you look at transactions that have been done in the industry and then you look where stock price is, it's a Grand Canyon gap and -- but this doesn't make sense so, and I know you've comment on this already but if you could, I guess, just address transactions that have happened in the industry, if you can and again, the GAAP just doesn't make sense to me and I can't square it.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Yes, no. I think you are absolutely right, Steve. I mean, I think, if you look at the Kona brand. Why I say I think the Kona brand continues to distinguish itself, it's not only 500,000 -- approaching 500,000 barrels but it's approaching 500,000 barrels and it's growing in the high single to low double digits. And it's spitting out on an annual basis volume growth that's the size of multiple crafter brewers that are getting these ridiculous multiples in them and one of the things in the building blocks I talked about, the way Kona has grown, the way we've been able to build Kona, it's a really modular brand now. The brewing is relatively modular, the distribution and the concentration in several key states is pretty modular. And so there's a lot of value in not only Kona as a brand but the way Kona was architected and the way that we've been able to engineer the growth and all of that was deliberate. So why is this Grand Canyon gap between the valuation of the company and the valuation of Kona is confounding. It's right up there with the frustration evident in David's voice and my voice of why can't we unlock this value and we do think part of it is a related to, hey, we've been in a little bit of a holding pattern for the last 3 years with respect to how we might put those building blocks together differently. As I tried to articulate, we think the last 3 years have been really beneficial and helpful in moving the company forward. But now, to answer your question directly, we've got to solve for that. Because we can't allow a brand with the potential of Kona, that continues to distinguishes its health in a very difficult market to continue to be undervalued on behalf of shareholders. That isn't a tenable outcome for us. How we get there, Steve, I'm all ears, if somebody knows, it is related to the history lesson that I gave you. It is related to -- there's a belief out there that, oh my God, you guys are so intertwined with ABI, you can never extract CBA from it or you can never extract the Kona brand from it or you can never extract this. And I know that's a narrative out there and it's a narrative that I agree with. That's not to say, again, with everybody is reading into things "Oh my God, they're going to go and sell Kona." All that is to say is if you look at the building blocks we have and if you read through the narrative carefully, we have always constructed those building blocks in a way that we thought was going to deliver the most probable high return for our shareholders, which was a qualifying offer from AB on August 23 of this year. Now with that removed, it's time for Plan B, but a Plan B isn't allowing the stock price to languish at $9. It is not. I can assure you of that. and it's not to let the Kona brand continue to be overshadowed in this marketplace. It deserves better. You guys deserve better and all I can tell you is rest assured that we are resolved in making sure that we do something to remedy that situation.

Steve Kaasbell RJ & Associates - Financial Advisor

I appreciate those comments. And if you look at what you guys have done with Kona since it's been under your control. I mean, the growth has been amazing. And you've created an amazing brand. There is value there that I know should get recognized and I believe eventually will get recognized but it certainly is a frustration. The one of the last thing I had was on La Rubia, and can that be a national brand? Or is it going to be more regional or kind of what's the potential for that?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

I think La Rubia can be a global brand, Jim, it's, I mean, Steve, it's a -- if you look at La Rubia brand, its roots in the Caribbean, the flavor profile of it, a lot of the consumer research that we've done suggest to us that the opportunity for La Rubia is gigantic. I might even hazard to say that between Kona and La Rubia, it would be a coin toss to me who has the greater potential globally, which brand. And I know that's a big statement but it's not a statement we make lightly and it's not a statement that we don't have a basis for making. So I think La Rubia is a huge potential for the company. It's not just a regional brand. It's not just a craft brand. It's a brand that we believe can start to play almost as a standalone, aside Wynwood, which is a very strong regional brand. But La Rubia, we have different aspirations for. As we know Luis and Pop's, the founders down in Miami have for it. We are all aligned in believing that there's a bright future for that brand and I can assure you that, you'll hear more about it as one of the building blocks of the future.

Steve Kaasbell RJ & Associates - Financial Advisor

So would it be that one a specific beer or it could be a family of beers related to that brand?

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

It's a good question, Steve, and one that I can't answer definitively right now but our instinct right now is that it's that one brand, it's a blonde ale, La Rubia means "The Blonde" and if you take a look at the market and if you take a look at the opportunity right now, all the way back to Vivian's question in the beginning of the call, what's driving seltzers, what's driving that part of the market and I said it's the intersection of kind of need state and occasion and if you think of other blank [sic]rands that have played well there, your mind takes you to a brand like Corona and your mind also takes you to a brand that has some refreshing attributes as relatively easy drinking but also has some legitimate roots in the Latin culture. And I think by both measures, both the lifestyle measure and kind of the origin measure, La Rubia can stand on its own as a blonde ale and I think that would be -- weaving in Amit's question as we look to restructure some of our G&A, you will see us start to focus more not on trying to build everything equally but on starting to focus more of that on La Rubia and the opportunity for that globally and that also plays to David's question, as I bring all this stuff together for you guys in terms of, hey, where is the international opportunity in the future? Because the international opportunity in the future isn't limited to Kona. We think it's also contributed to by La Rubia.

Steve Kaasbell RJ & Associates - Financial Advisor

Okay. Great. One last quick thing. I'm planning a trip to Hawaii. When is the brewery -- the new brewery going to be open there?

J. Scott Mennen Craft Brew Allinace, Inc. - Chief Operating Officer

We're deep in construction right now. The walls should be coming up in the next couple weeks, tanks being put in place. We'll be starting it up -- doing startup and commissioning late Q4, bringing the brewery online in Q1. So by the end of Q1, it should be up and fully operational.

Steve Kaasbell RJ & Associates - Financial Advisor

And there will be a tasting room attached to that?

J. Scott Mennen Craft Brew Allinace, Inc. - Chief Operating Officer

Yes, sir.

Operator

And our next question comes from Chris Reynolds with Neuberger.

Chris Reynolds Neuberger Berman Group LLC - MD & Portfolio Manager

As a long-term shareholder, I just want to provide a couple of comments. I mean, I would hope that as long as you're with AB and you're -- with the distribution and production and all the things that existed. I think that going forward, to the extent you can have a higher capital return policy for dividends and maybe share buyback. I think that's very important because with their support, you should be running a fairly high-margin business that could be attractive to consumer investors and most companies in your industry pay dividends and then -- so I hope that would be a consideration going forward. One question, though. Have you considered auctioning the company? Hiring a banker and auctioning the company. Because I have to think that there are many big companies like Heineken or Diageo that would love to have these brands. And maybe $23 was a high price, but from this level, there's a lot of value and my main concern is, is that if their earnings level doesn't pick up in the next year or so then you could be stuck with a single-digit stock price just based on people evaluating on current earnings without too much of a cash return and then a control shareholder, meaning you're going to get a discount. So it's just going to be very hard to unlock value without more capital return. So I rambled a little bit, I apologize, but...

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

I appreciate your comments. You're harkening back to David's understatement of saying it's a challenging situation. So we acknowledge that. We respect that. I think the -- as we all worry about the words we use and kind of how emotionally charged they might be, I think that the term auction is -- probably sends shivers down to some people's spine. I don't think we're at auction rate [sic] right now or at auction level right now, but that's not to say that we don't believe that maybe a disaggregation of some of the building blocks that I talked about might not [sic] be a good option for us. And yes, it's on the table.

Chris Reynolds Neuberger Berman Group LLC - MD & Portfolio Manager

And I would have to think that Anheuser-Busch would not like some like Heineken or Diageo to make a bid for the company and stock swap. Just -- It would be an embarrassment, I would think, but there was a lot of room for something like that given where the current stock is, to offer a $15 a share. I mean that's not much for some of these big companies.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

Yes, Chris, you're hitting on a lot of things that we've kind of tossed around behind closed doors. And all I'll say is, I don't disagree with a lot of the things you've said. We're mindful of what's the best path forward for us. And at the same time, it's a complicated situation, as I said, again, choosing my words carefully, it's a constructive but a complicated relationship. And with the consent rights AB has, I date back to '08, and with the role they play and the value we contribute to their wholesaler network, there are a lot of points of leverage for us in the relationship. And up to this point, we've been able to find a win-win situation for that. And it's incumbent upon us as we move forward to find what that next win-win is. Because I'm mindful of the fact to AB has a 33% stake in the company, approximately. So they're a large shareholder, too. And as much as they may have had a hand in the value disruption over the last couple of weeks, they still bear a burden of that as well, and we're mindful of it. So all that to say, we are looking at everything and I wanted to just make sure everybody understands, when I say looking at everything, it's not because we're not looking at some things more closely, but we're being pretty exhaustive in making sure that we've considered all of our options before selecting what we believe is the correct path forward. An abstract statement like extracting shareholder value or an abstract statement like we're looking at all options isn't always the most comforting for a shareholder to hear. But I want to make sure we draw the distinction before bringing this call to a close, while everything is on the table it's not that everything is on the table because we don't know which things are more appealing than others. It's because on your behalf, we have to make sure that I can answer you respectfully, Chris, when you say, "Hey, did you consider an auction?" So I can just say to everybody we're looking at everything. We're looking at everything prudently. We're having the conversations that we need to with our bankers, with our advisors, with our independent board members. And we're also having the conversations we need to with Anheuser-Busch to make sure that the relationship continues to be constructive irrespective of the decisions that we made in last couple of weeks.

Operator

And I'm showing no further questions at this time. I'd like to turn the call back over to Mr. Andy Thomas for any closing remarks.

Andrew J. Thomas Craft Brew Alliance, Inc. - CEO

I appreciate everybody's continuing support of CBA and being available for this call. We look forward to discussing our progress and the results of the third quarter of 2019 with you soon. Thank you and have a great day.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes the program, you may all disconnect. Everyone have a great day.

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